EXHIBIT 4

DIGITAL INSIGHT CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

Special Inducement Grant

NOTICE OF STOCK OPTION GRANT

Jeffrey Stiefler (the “Optionee”) has been granted a Nonqualified Stock Option (the “Option”) by the Digital Insight Corporation (the “Company”) to purchase authorized but unissued or treasury shares (the “Shares”) of the Company’s common stock (the “Common Stock”). The Option is granted as an inducement to and in consideration of the Optionee’s agreeing to become an employee and director of the Company. The Option is not granted under any shareholder-approved plan of the Company. The Option is subject to the terms and conditions of this Stock Option Agreement (also referred to as the “Terms”) that follow:

Grant Number:
Date of Grant:	August 5, 2003
Vesting Commencement Date:	August 5, 2003
Exercise Price per Share:[1]	$19.27
Total Number of Shares Subject to Option:[1]	675,000
Total Exercise Price:[1]	$13,007,250
Expiration Date:[2]	August 4, 2013
Vesting Schedule:	The Option shall vest and first become exercisable according to the following vesting schedule, subject to the Optionee’s continuing to be an employee of the Company on the applicable date:

25% of Total Shares	1st anniversary of the Vesting Commencement Date, and
1/48th of Total Shares	each month thereafter.[1,2]

[1]	Subject to adjustment under Section 12 of the Terms.
[2]	Subject to early termination if the Optionee’s employment terminates or in certain other circumstances. See Sections 5, 6 and 7 of the Terms for exceptions and additional details regarding possible early termination of the Option.

ADDITIONAL TERMS AND CONDITIONS

1. Grant of Option. The Compensation Committee of the Board of Directors of the Company (the “Committee”) of the Company hereby grants to the Optionee an option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions set forth herein.

2. Exercisability of Option. The Option shall vest and become exercisable during its term in percentage installments of the aggregate number of Shares of Common Stock of the Company in accordance with the Vesting Schedule as set forth in the Notice of Grant and with the provisions of this Stock Option Agreement. The Option may be exercised only to the extent the Option is exercisable and vested, and, during the Optionee’s lifetime, only by the Optionee. In no event may the Optionee exercise the Option after the Expiration Date as provided above.

(a) Cumulative Exercisability. To the extent the Optionee does not at the time of a particular exercise purchase all the Shares that the Optionee may then exercise, the Optionee has the right cumulatively thereafter to purchase any of such Shares not so purchased until the Option terminates or expires.

(b) No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

3. Exercise of Option. To the extent exercisable, the Option may be exercised by the delivery to the Company of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (“Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price and any other payments so required.

No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise complies with the requirements relating to the administration of stock options under U.S. state corporate laws, U.S. federal and state securities laws, the Internal Revenue Code of 1986, as amended, and the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted (“Applicable Law”). Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

As a condition to the exercise of the Option, the Company may require the Optionee or other person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

4. Method of Payment of Option. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

•	by electronic funds transfer, or by check payable to the order of the Company, in the full amount of the purchase price of the Shares and the amount required to satisfy all applicable withholding taxes; or

•	by notice and third party payment in such manner as may be authorized by the Committee under a formal cashless exercise program adopted by the Company; or

•	by surrender of other Shares which (i) in the case of Shares acquired from the Company, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value (as such term is defined in the Digital Insight Corporation 1999 Stock Option Plan as in effect on the Date of Grant of this Option) on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and payment by electronic funds transfer or check of the amount required to satisfy all applicable withholding taxes.

Other payment methods may be permitted only if expressly authorized by the Committee with respect to the Option.

5. Continuance of Employment Required. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 6 below.

6. Effect of Termination of Employment or Death. For purposes of this Section 6, “Cause,” “Good Reason,” “Disability” and “Change of Control” shall have the same meanings that those terms have under Optionee’s employment agreement with the Company dated August 5, 2003 (the “Employment Agreement”). If the Optionee ceases to be employed by the Company (including for any parent or any subsidiary) other than a termination by the Company without Cause or a termination by Optionee with Good Reason, the Option and all other rights and benefits under this Agreement terminate except that if the termination was not a termination for Cause, the Optionee may, at any time within the applicable period below after the date of such termination (“Severance Date”), exercise the Option to the extent the Option was exercisable on the Severance Date and does not otherwise expire or terminate:

•	Termination by the Company or a subsidiary (other than a Termination for Cause), voluntary resignation without Good Reason, which includes a retirement (in either case other than in anticipation of or in connection with a Termination for Cause) — a period of three (3) months.

•	Disability or death of the Optionee — a period of twelve (12) months.

In case of a termination for Cause or a voluntary resignation in anticipation of or in connection with a termination for Cause, the Option shall terminate immediately, in its entirety with respect to all shares, whether vested or unvested, that remain unexercised at the time of termination.

In the case of a termination by the Company without Cause or a termination by the Optionee with Good Reason prior to a Change of Control or more than one year following a Change of Control, the vesting of the Option shall accelerate on the Severance Date to the extent, but only to the extent, that the Option would have become vested if the Optionee had continued to be employed by the Company for an additional eighteen (18) months, and the Option shall continue to be exercisable until the earlier of the Expiration Date or the one-year anniversary of the Severance Date. In the case of a termination by the Company without Cause or a termination by the Optionee with Good Reason within one year following a Change of Control, the Option shall be one hundred percent (100%) vested as of the Severance Date and remain exercisable until the earlier of the Expiration Date or the one-year anniversary of the Severance Date.

7. Change in Subsidiary’s Status; Leaves of Absence. If the Optionee is employed only by an entity that ceases to be a subsidiary, this event is deemed for purposes of this Option Agreement to be a Termination of the Optionee’s employment by the Company (other than a Termination for Cause, voluntary resignation, or Retirement of the Optionee). Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a termination of employment by the Company for purposes of Section 6; provided that unless reemployment upon the expiration of such leave is required by contract or law, such leave is for a period of not more than ninety (90) days. Vesting of the Option shall continue during any paid leave of absence, but shall be tolled during any unpaid leave of absence; provided, in either case, that the Optionee returns to status as an employee. Unless otherwise provided by the Committee, if the Optionee does not return to employment following the Optionee’s leave of absence, the Optionee’s Severance Date shall be deemed to be the date upon which the Company receives notice from the Optionee to that effect or otherwise determines that the Optionee will not be returning to employment. As of such Severance Date, the Option shall be exercisable only to the extent it is vested as of the Severance Date and only to the extent provided in Section 6 hereof.

8. Optionee not a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any Shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the Shares registered in his or her name. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

9. No Guarantee of Continued Service. The Optionee acknowledges and agrees that the vesting of the Option pursuant to the Vesting Schedule hereof is earned only by continuing as an employee at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares hereunder). The Optionee further acknowledges and agrees that this Stock Option Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein: (a) do not constitute an express or implied promise of continued employment for the vesting period, for any period, or at all, (b) will not interfere in any way with the Optionee’s right or the Company’s or any of its subsidiary’s right to terminate the Optionee’s employment at any time, with or without cause, or for no reason, (c) will not affect the Optionee’s status as an employee at will, and (d) will not limit any right the Company may have to increase or decrease the Optionee’s other compensation.

10. Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

11. Non-Transferability of Option. Except as permitted by the Committee and Applicable Law, the Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

12. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. The number of shares of Common Stock covered by the Option, as well as the price per share of Common Stock covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify Optionee as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for the Optionee to have the right to exercise his Option until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of assets of the Company, the Option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable. If the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

13. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. Notices. Any notice to be given shall be in writing and addressed to the Company at its principal office, to the attention of the Secretary, and to the Optionee at his address of record as it appears on the Notice of Grant, or at such other address as either party may hereafter designate in writing to the other for purposes of notices in respect of the Option. The Optionee agrees to notify the Company upon any change in the address of record as it appears on the Notice of Grant.

15. Effect of Award Agreement. The Stock Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, except to the extent the Committee determines otherwise and subject to adjustments under or pursuant to Section 12 above.

16. Entire Agreement; Governing Law. The Employment Agreement and this Stock Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. The construction, interpretation, performance and enforcement of this Stock Option Agreement and the Option shall be governed by the internal laws of the State of California, without regard to conflicts of laws principles thereof.

17. Interpretation; Disputes. Any dispute regarding the interpretation of this Stock Option Agreement shall be submitted by the Optionee or by the Company forthwith to the Committee which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties. The Optionee hereby agrees to submit any disputes concerning this Agreement to the Committee and to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Stock Option Agreement or the Option, including but not limited to, questions concerning its vesting, exercise or termination, and the Optionee’s rights and duties.

DIGITAL INSIGHT CORPORATION, a Delaware corporation		AGREED AND ACKNOWLEDGED:

By:	/s/ Elizabeth S.C.S. Murray	/s/ Jeffrey E. Stiefler
Its:	EVP & CFO	(Optionee’s Signature)

(City, State, Zip Code)

(Address)

EXHIBIT A

DIGITAL INSIGHT CORPORATION

IRREVOCABLE EXERCISE NOTICE

Digital Insight Corporation

26025 Mureau Road

Calabasas, CA 91302

Attention: Stock Plan Manager

OPTIONEE’S INFORMATION

(Print Name)	(Sign Name)

Option No.:

Taxpayer ID No.:	Date:

EXERCISE INFORMATION

Effective as of today,             , 20    , the undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase the following shares of Common Stock (the “Shares”) of Digital Insight Corporation under and pursuant to the Stock Option Agreement dated             , 20     (the “Stock Option Agreement”):

Date of Grant	Exercise Price Per Share	No. of Shares Exercised	Remaining Shares*

*	If the number of Shares exercised is less than all of the Shares under this Stock Option Agreement, the Optionee represents that the Optionee will make (and the Optionee authorizes the Company to likewise make) a notation of the partial exercise (indicating the number of Shares and date) on the Optionee’s executed copy of this Stock Option Agreement.

TOTAL PURCHASE PRICE

The total exercise cost for which the Optionee may purchase the Shares equals A x B or $                     , where:

A = No. of Shares Exercised:                     , and

B = Exercise price of $                     per Share.

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EXHIBIT A

APPLICABLE TAX WITHHOLDING

The Optionee agrees to remit payment in full for any applicable withholding or other employment taxes as soon as the Company informs the Optionee of the amount of such taxes due and in no event later than the close of business on the effective date of exercise.

REPRESENTATIONS OF OPTIONEE

The Optionee acknowledges that Optionee has received, read and understood the Stock Option Agreement, incorporated herein by this reference, and is bound by it.

RIGHTS AS SHAREHOLDER

Until the issuance of Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 12 of the Stock Option Agreement.

TAX CONSULTATION

The Optionee understands that the Optionee may incur taxes or otherwise suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with such tax and financial consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares.

DELIVERY AND FORM OF PAYMENT

The Optionee has enclosed payment in full for the Shares as follows: (check applicable box)

☐	by cash payment (electronic funds transfer) in the amount of $ .

☐	by check made payable to “Digital Insight Corporation” in the amount of $ .

☐	if approved by the Committee (such approval to be evidenced by completion of the confirmation below), by delivery of Shares with a value of $ per share, or $ in the aggregate. (If these shares were acquired from the Company, the Optionee represents that they have been owned by the Optionee for at least six months.)

Committee Authorization Confirmed By:

Name:
Title: General Counsel

☐	by “cashless exercise” through a broker.

Financing for this exercise will be provided by the broker designated below, who will be forwarding to the Company an amount covering the total exercise cost and all applicable withholding taxes. The Optionee understands that this exercise will not be effective and the Shares will not be issued until the Company has received the full amount payable described above, and all other conditions of any applicable cashless exercise program have been satisfied.

REGISTRATION/DELIVERY INSTRUCTIONS

The certificate representing the Shares issuable shall be registered in the Optionee’s name as follows:

Name:
Address:
City, State & Zip:

Delivery of the Optionee’s stock certificate(s) is to go to: (check applicable box)

☐	Optionee’s address as indicated above.

☐	Optionee’s broker at the address indicated below.

The Optionee hereby authorizes the Company to forward the Optionee’s stock certificate(s) and a copy of these irrevocable delivery instructions to the following:

Broker Name:
Address:
City, State & Zip:
My Account Number:

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SHARE REGISTRATION STATUS

I understand that the issuance of the shares as to which the Option is exercised is covered by a current SEC registration on Form S-8. I represent that I have received and read the Prospectus dated                 ,     , 2003, as it may be supplemented from time to time.

Submitted by:	Accepted by:

OPTIONEE:	DIGITAL INSIGHT CORPORATION:

By:
Signature	Its:
Print Name:

Address:	Address:

26025 Mureau Road
Calabasas, CA 91302

Date Received

FOR COMPANY USE ONLY

Aggregate Exercise Price: $

Withholding Amount: $

Total Amount Received: $

Receipt Of Funds Confirmed By:

DIGITAL INSIGHT CORPORATION

By:

Its:

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